Exhibit 99.1

Cord Blood America Reports 2016 First Quarter Financial Results

May 16, 2016 - Cord Blood America, Inc. (www.cordblood-america.com) (OTC Bulletin Board: CBAI) ("CBAI" or the "Company") today announced financial results for the first quarter ended March 31, 2016.

First Quarter Highlights Include:

●	Total revenue for the first quarter 2016 was $0.99 million, a decrease of 22.7% from total revenue of $1.28 million for the first quarter 2015.
●	Recurring storage revenue for the first quarter 2016 was $0.67 million, an increase of 3.1% from recurring storage revenue of $0.65 million for the first quarter 2015.
●	EBITDA for the first quarter 2016 was $0.08 million, a decrease of 62.2% from EBITDA of $0.21 million for the first quarter 2015.

Stephen Morgan, Interim President of Cord Blood America, Inc. commented, “As previously disclosed, new orders for tissue procurement services were reduced significantly starting in October 2015 and completely ceased in March 2016.  It is unclear whether this revenue will return, and accordingly, the Company continues to diligently manage expenses in relation to revenue.”

Added David Sandberg, Chairman of the Board, “The company continues to operate under an increasingly outsourced model.  Our previously mentioned process with Boxwood Partners remains active, and we have no further update at this time.”

Results of Operations for the Three-Months Ended March 31, 2016

For the three months ended March 31, 2016, total revenue decreased to $0.99 million from $1.28 million, a decrease of 22.7% over the same period of 2015.  The decrease in revenue is due primarily to a decrease in orders for the Company’s tissue procurement services.  Revenue from tissue procurement decreased 58.7% from the same period in 2015.

Cost of services as a percentage of revenue increased to 34.5% for the three month period ending March 31, 2016 compared to 31.5% the same prior period of 2015.  Gross profit decreased by approximately $0.23 million or 26.1% to approximately $0.65 million for the three month period ending March 31, 2016 from the comparable three month period of 2015.

The Company’s net loss was $0.008 million for the three month period ending March 31, 2016, compared to $0.21 million for the period ended March 31, 2015.

EBITDA decreased to $0.08 million for the three month period ending March 31, 2016 from $0.21 million for the same period of 2015.

Non-GAAP Measures

In addition to the GAAP financial measures set forth in this press release, the Company has included the non-GAAP measurement EBITDA which presents operating results on a basis adjusted for depreciation, amortization, interest expense and taxes. The Company uses this non-GAAP measure as a key performance measure for the purpose of evaluating performance internally. We also believe this non-GAAP measure provides our investors with useful information regarding our operating results. This non-GAAP measure is not intended to replace the presentation of our financial results in accordance with GAAP. Use of the term EBITDA may differ from similar measures reported by other companies.

About Cord Blood America, Inc.

Cord Blood America, Inc. is the parent company of CorCell Companies, Inc. which, along with Cord Blood America, Inc., facilitates umbilical cord blood and cord tissue stem cell processing and storage for expectant parents and their children.  Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and potentially life-saving resource for treating a growing number of ailments, including cancer, leukemia, blood, and immune disorders. To find out more about Cord Blood America, Inc. and CorCell Companies, Inc., visit our websites: http://www.cordblood-america.com/ for investor information and http://www.corcell.com/ for customer information.

Forward-Looking Statements

Some statements made in this press release are forward-looking statements. We use words such as "anticipate," "believe," "expect,'' "future," "intend," "plan," and similar expressions to identify forward-looking statements. These statements including those related to the growth of the industry, new stem cell treatments, and Cord Blood America's performance, are only predictions and are subject to certain risks, uncertainties and assumptions. Additional risks are identified and described in the Company's public filings with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company's past performance is not necessarily indicative of its future performance. The Company does not undertake, and the Company specifically disclaims any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.

Investor Contact:
Anthony Snow
asnow@cordblood-america.com